SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made effective as of the 30th day of August, 2010, but retroactively effective as of May 1, 2010, by and between WOODLAND BURBANK CORPORATION, a Delaware corporation ("Landlord"), and TALON INTERNATIONAL, INC., a Delaware corporation ("Tenant"), with reference to the following:

A. Chase Manhattan Bank as Directed Trustee for Unova Mater Trust and Landlord's predecessor-in-interest under the Lease, as herein defined ("Original Landlord"), and Tenant (formerly known as Tag-It Pacific, Inc. a Delaware corporation) entered into that certain Lease dated March 29, 2001 (the "Original Lease"), as amended by that certain Amendment to Lease dated October 1, 2005 (the "First Amendment"), between Landlord and Tenant (the Original Lease, as amended by the First Amendment, is hereinafter referred to as the "Lease"), for the lease of certain premises (the "Existing Premises") known as Suite 270 consisting of approximately 9,219 rentable square feet in the building located at 21900 Burbank Boulevard, Woodland Hills, California 91367, and commonly known and identified as 21900 Burbank Boulevard, as more particularly described in the Lease.

B. Landlord and Tenant desire by this Second Amendment to amend the Lease in order to (i) extend the Term, (ii) provide for a revised Base Rent, (iii) upon the occurrence of certain conditions, reduce the Existing Premises, and (iv) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. **Definitions**. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the "Lease" in the Lease and in this Second Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2. **Extension of Term**. Landlord and Tenant acknowledge that the Term is scheduled to expire on September 30, 2010 (the "Scheduled Expiration Date"). Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby agree to extend the Term for a period of forty-nine (49) months beyond the Scheduled Expiration Date, unless sooner terminated in accordance with the terms of the Lease (the period commencing on May 1, 2010 (the "Extension Term Commencement Date"), and ending on October 31, 2014, unless sooner terminated in accordance with the terms of the Lease, shall be referred to herein as the "Extension Term"). Landlord and Tenant acknowledge and agree that, except as provided in Section 8 below, Tenant shall have no right or option to extend or otherwise renew the Term beyond the Extension Term; accordingly, Lease Addendum Number One attached to the Original Lease is hereby deleted and of no further force or effect. In addition, any reference in the Lease to the "the term of the Lease," "the term of this Lease," the "Term" or words of similar import

shall mean the Term (as previously extended) together with the Extension Term, unless the context clearly indicates otherwise, and any reference in the Lease to the "Expiration Date" or words of similar import shall mean October 31, 2014, unless the context clearly indicates otherwise.

3. **Base Rent for Extension Term**. Notwithstanding anything to the contrary contained in the Lease, and in addition to all other amounts due and payable by Tenant in connection with the Lease to be paid in the manner specified therein, including, without limitation, Tenant's Proportionate Share of Excess Operating Costs and Excess Taxes (which Tenant shall not be responsible for during the period from the Extension Term Commencement Date through May 31, 2011, as set forth in Section 5 below), and amounts due in connection with Tenant's indemnification, insurance, maintenance, repair, utility, service and parking obligations, if any, Tenant shall, commencing on the Extension Term Commencement Date, pay in the manner specified in the Lease, Base Rent (which shall be based upon the rentable square footage of the Reduced Premises) as follows:

Period	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent	Annual Base Rent
Extension Term Commencement Date – 4/30/11*	$2.05	$14,626.75	$175,521.00
5/1/11 – 4/30/12	$2.11	$15,054.85	$180,658.20
5/1/12 – 4/30/13	$2.17	$15,482.95	$185,795.40
5/1/13 – 4/30/14	$2.24	$15,982.40	$191,788.80
5/1/14 – 10/31/14	$2.31	$16,481.85	$197,782.20

*Provided that Tenant is not then in monetary default or material non-monetary default under the Lease beyond any applicable notice and cure periods set forth in the Lease, Landlord agrees to abate the obligation of Tenant to pay Base Rent for the months of September, 2010, October, 2010, December, 2010, January, 2011 and March, 2011 (the "Conditional Rent"). Notwithstanding the foregoing, however, during such months, Tenant shall still be responsible for the payment of all other amounts payable under the Lease, excluding Tenant's Proportionate Share of Excess Operating Costs and Excess Taxes (which Tenant shall not be responsible for during such periods pursuant to Section 5 below), and including, without limitation, amounts due in connection with Tenant's indemnification, insurance, maintenance, repair, utility, service and parking obligations, if any. In the event of a default under the Lease at any time during the Extension Term beyond any applicable notice and cure periods set forth in the Lease, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the Conditional Rent (i.e., the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such default beyond any applicable notice and cure periods set forth in the Lease). The right to the abatement set forth above shall be personal to Talon International, Inc., a Delaware corporation ("Named Tenant"), and any Affiliates (as defined below) thereof and shall not be transferable to any assignee, sub-tenant or other transferee of Named Tenant's interest in the Lease. Notwithstanding anything to the contrary contained in this Section 3 or the Lease, the term "Affiliate" shall mean (A) an entity which is controlled by, controls or is or under common

control with Tenant or an affiliate of Tenant, (B) a purchaser of all or substantially all of the assets or a majority of stock or membership interests of Tenant, or of an entity which is controlled by, controls or is under common control with Tenant or an affiliate of Tenant through a purchase, merger, consolidation or reorganization of Tenant by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), and/or (C) an entity which is controlled by, controls or is under common control with Tenant or an affiliate of Tenant.

Furthermore, Landlord and Tenant acknowledge and agree that Tenant has already paid the Base Rent due under the First Amendment for the months of May, 2010 through August, 2010, in the amount of $22,719.48 for each month, for a total amount of $90,877.92 (the "May through August Paid Base Rent"). Pursuant to the schedule set forth above in this Section 3, the Base Rent due for May, 2010 through August, 2010 totals $58,507.00 (the "New May through August Base Rent"). The difference between the May through August Paid Base Rent and the New May through August Base Rent is $32,370.92 (the "Excess Paid Base Rent"). Provided Tenant has delivered the Additional Deposit pursuant to Section 4 below, the Excess Paid Base Rent shall be refunded to Tenant via an offset against the Base Rent due for the months of November, 2010 and, to the extent necessary, February, 2011.

4. **Security Deposit**. The parties acknowledge that Landlord is holding a security deposit in the amount of $21,930.00. Notwithstanding anything to the contrary contained in the Lease, the parties acknowledge and agree that, concurrent with Tenant's execution of this Second Amendment, the amount of the Security Deposit shall be increased to $115,000.00. Tenant shall, concurrent with Tenant's execution of this Second Amendment, deposit with Landlord $93,070.00 (the "Additional Deposit") to hold as part of the Security Deposit (representing the difference between the amount of the Security Deposit as so increased and the amount of the Security Deposit immediately prior to such increase). Notwithstanding anything to the contrary contained in the Lease, provided Tenant is not then in monetary default or material non-monetary default under the Lease beyond any applicable notice and cure periods set forth in the Lease (i) upon the expiration of the twelfth (12th) full calendar month of the Extension Term, the Security Deposit shall be reduced by an amount equal to $31,000,00, and (ii) upon the expiration of each of the twenty-fourth (24th), thirty-sixth (36th) and the forty-eighth (48th) full calendar months of the Extension Term, the Security Deposit shall be reduced by an amount equal to $18,000.00, which amounts shall be applied to Tenant's Base Rent obligations commencing with the thirteenth (13th), twenty-fifth (25th), thirty-seventh (37th) and the forty-ninth (49th) full calendar months of the Extension Term, respectively, until exhausted.

5. **Base Year**. Notwithstanding anything to the contrary contained in the Lease, the parties acknowledge and agree that, beginning on the Extension Term Commencement Date, the Base Year shall be the calendar year 2010; however, Tenant shall have no obligation to pay Tenant's Proportionate Share of Excess Operating Costs or Excess Taxes during the period from the Extension Term Commencement Date through September 30, 2011. However, Landlord and Tenant acknowledge and agree that Tenant has already paid the estimated Tenant's Proportionate Share of Excess Operating Costs or Excess Taxes due under the Lease for the months of May, 2010 through August, 2010, in the amount of $79.00 for each month, for a total amount of $316.00 (the "May through August Paid Excess Costs"). Provided Tenant has delivered the

ABS

Additional Deposit pursuant to Section 4 above, the May through August Paid Excess Costs shall be refunded to Tenant via an offset against the Base Rent due for the month of February, 2011.

6. **Tenant Improvements**. If Tenant pays the Additional Deposit pursuant to Section 4 above, Landlord and Tenant agree that Landlord, at Landlord's sole cost and expense, shall construct the Tenant Improvements in the Reduced Premises (as defined in Section 7 below) (i) substantially in accordance with Exhibits B and B-1 attached to this Second Amendment (the "Work Letter"), and (ii) in compliance with all applicable laws and in a good and workmanlike manner. Notwithstanding anything to the contrary contained in the Lease, except for Tenant's telecommunications and data cabling, Tenant shall have no obligation to remove (A) any leasehold improvements in the Reduced Premises that exist as of the date of this Second Amendment, or (B) any of the Tenant Improvements constructed in the Reduced Premises pursuant to the Work Letter.

7. **Reduction of Premises**. Notwithstanding anything to the contrary contained in the Lease, if Tenant delivers the Additional Deposit pursuant to Section 4 above, then Tenant shall, within fifteen (15) days after the date of Substantial Completion of the Tenant Improvements in the Reduced Premises (the "Required Return Date"), vacate, surrender and return exclusive possession of that certain portion of the Premises consisting of approximately 2,487 rentable square feet and identified on Exhibit A attached hereto and incorporated herein (the "Returned Space") to Landlord in its "as-is" condition, without any obligation by Tenant to repair or restore the Returned Space, other than to repair any damage to the Returned Space caused by Tenant's vacation of the same (the date Tenant so vacates, surrenders and returns exclusive possession of the Returned Space in accordance with the terms hereof shall be known herein as the "Return Date"), and Tenant, its Affiliates and all of Tenant's subtenants, assignees and other transferees, if any, shall have no further right to the Returned Space. Without limitation as to the foregoing, from and after the Return Date, Tenant shall continue to lease at total of 7,135 rentable square feet of space in the Building, which shall include (i) the remaining portion of the Existing Premises, and (ii) the conference room adjacent to the remaining portion of the Existing Premises (the "Conference Room"), all as more particularly described in Exhibit A attached hereto (collectively, the "Reduced Premises"), upon and subject to all of the terms and conditions of the Lease. Accordingly, effective on the date of Substantial Completion of the Tenant Improvements in the Reduced Premises, (a) all references to the "Premises" in the Lease shall mean and refer to the Reduced Premises, (b) all references in the Lease to "Exhibit A" shall mean and refer to Exhibit A attached hereto, (c) all references in the Lease to the Rentable Square Feet of the Premises shall mean and refer to 7,135 square feet, (d) "Tenant's Proportionate Share" shall mean and refer to 8.01%, and (e) Tenant shall only be entitled, but not obligated, to rent seventeen (17) unreserved parking spaces and eight (8) reserved parking spaces. In the event Tenant fails to vacate, surrender and return exclusive possession of the Returned Space to Landlord in the condition set forth in this Section 7 above by the Required Return Date, then, in addition to all other rights and remedies Landlord may have pursuant to the Lease and at law and in equity, Tenant shall be deemed a holdover tenant and the terms and conditions of Section 15 of the Original Lease shall apply with respect only to the Returned Space. At Landlord's election, the parties shall execute a factually correct and commercially reasonable notice documenting the Return Date.

8. **Renewal Options**.

(a) Subject to Section 9 below, in addition to the Extension Term as set forth in this Second Amendment, Named Tenant shall have one (1) personal and non-transferable (except as set forth herein) option to renew the Term (the "Renewal Option") for five (5) years. The renewal term shall begin on the first day following the expiration of the Extension Term. Named Tenant and Affiliates thereof (as applicable) shall have the right to exercise the Renewal Option conferred herein by giving Landlord written notice at least two hundred seventy (270) days, but not more than three hundred sixty-five (365) days, prior to the expiration of the Extension Term.

(b) The Renewal Option shall be subject to all of the terms and conditions contained in the Lease, except that Rent during the renewal term shall be Market Rent, and the Security Deposit shall, to the extent applicable, be increased (in no event shall the Security Deposit be decreased) to an amount equal to the Base Rent scheduled to be paid by Tenant for the last full month of the renewal term. "Market Rent" shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon new leases of space in comparable low-rise buildings of the same approximate age as the Building in the "Warner Center" market, and taking into account the length of the renewal term, the credit standing of Tenant and any tenant improvement allowances or other concessions typically being granted in similar transactions in the "Warner Center" market. Landlord shall lease the Premises to Tenant in its then-current condition (subject to any obligations of Landlord to repair and maintain the Premises set forth in the Lease). In the event that Tenant shall exercise the Renewal Option, then Landlord shall submit to Tenant Landlord's initial determination of Market Rent ("Landlord's Initial Determination") within thirty (30) days of Landlord's receipt of Tenant's notice exercising the Renewal Option. If Tenant disputes Landlord's determination of the Market Rent set forth in Landlord's Initial Determination, then the parties shall attempt to agree upon the Market Rent in a meeting of the parties hereto held within thirty (30) days of Tenant's receipt of Landlord's Initial Determination. If the parties are able to agree on an amount of Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of the Lease.

(c) If the parties hereto are unable to agree upon the Market Rent for the renewal term within thirty (30) days of Tenant's receipt of Landlord's Initial Determination, then the disagreement shall be promptly submitted to arbitration as provided in Section 8(d) below. If Market Rent for the renewal term has not been determined by the time the renewal term commences, then the Rent for the last month of the Extension Term shall apply as the Rent for the renewal term until such time as Market Rent has been determined by arbitration under the Lease, in which event an adjustment shall be made between Landlord and Tenant to account for the difference, if any, between amounts paid by Tenant pursuant to this sentence and the amount determined to be Market Rent by such arbitration.

(d) If the parties do not agree upon the Market Rent within the stipulated time, no later than five (5) business days following the expiration of the stipulated time, each party shall submit to the other party its final determination of such Market Rent and if the two determinations differ by less than five percent (5%), the Market Rent shall be the average of the two determinations. If the two determinations differ by five percent (5%) or

more, each party shall select an arbitrator having not less than ten (10) years' actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall immediately meet for the purpose of hearing and deciding the dispute and fixing the Market Rent which shall in any event be one of the two final determinations submitted by the parties. If the two arbitrators selected agree on the Market Rent, their decision shall be binding on both parties. If the two arbitrators selected cannot agree on the Market Rent within ten (10) business days after appointment (the "Initial Review Period"), then no later than five (5) business days following the expiration of the Initial Review Period, the two arbitrators shall select an independent third arbitrator with qualifications similar to their own. Within ten (10) business days following appointment, the third arbitrator shall select one of the two determinations promulgated by the parties as the Market Rent for the Lease. If the arbitrators cannot agree on the third arbitrator, they shall petition the presiding judge of the local state court having jurisdiction to appoint such arbitrator to act as an umpire between the arbitrators selected by Landlord and Tenant. The decision of the third arbitrator or presiding judge, as the case may be, shall be binding on both parties. Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

(e) Failure of Tenant to exercise the Renewal Option herein granted shall be construed as a waiver of the Renewal Option herein granted, and the Lease shall then terminate at the expiration of the Extension Term.

9. **Rights Personal to Tenant**.

(a) As used in this Section, "Tenant's Rights" shall mean the Renewal Option granted to Tenant pursuant to Section 8 above. The Tenant's Rights are personal to Named Tenant or an Affiliate thereof and may only be exercised by Named Tenant or such Affiliate to the extent that Named Tenant or such Affiliate, at the time of exercise and at the time such Tenant's Right becomes effective, occupies at least seventy-five percent (75%) of the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than Named Tenant or such Affiliate. The Tenant's Rights are not assignable separate and apart from the Lease (except to such Affiliate), nor may Tenant's Rights be separated from the Lease in any manner, whether by reservation or otherwise.

(b) Notwithstanding anything to the contrary contained in any of the applicable sections granting such Tenant's Rights, Named Tenant or an Affiliate shall not have the right to exercise such Tenant's Right and the exercise of such Tenant's Right may be nullified by Landlord and deemed of no force or effect if (i) Tenant shall be in default under the terms of the Lease beyond any applicable notice and cure periods as of the exercise of such Tenant's Right or anytime after such exercise and prior to the commencement or effective date of such Tenant's Right, or (ii) Landlord shall have delivered to Tenant two (2) or more notices of default during any prior consecutive twelve (12) month period, whether or not such defaults were subsequently cured. Upon any termination of the Lease or Tenant's right of possession to the Premises, all of Tenant's Rights shall terminate and be of no further force or effect.

10. **Parking**. Notwithstanding anything to the contrary contained in the Lease, effective as of the Extension Term Commencement Date and continuing until the Return Date, Tenant shall have the right, but not the obligation, to rent up twenty-four (24) unreserved parking spaces and eight (8) reserved parking spaces at the Project, subject to all of the terms and conditions of Exhibit A to the First Amendment, except that Tenant shall pay Landlord's prevailing rate for such parking spaces, which is currently $90.00 per month per unreserved parking space and $120.00 per month per reserved parking space. Notwithstanding the foregoing, (i) during the first (1st) year of the Extension Term, the foregoing prevailing rates shall remain as set forth above and shall not be increased, and (ii) during any subsequent year of the Extension Term, such prevailing rates shall not increase by more than three (3%) over the prevailing rate applicable during the immediately preceding year. Further, Tenant shall be entitled to an automatic credit against the foregoing rates payable by Tenant during the Extension Term in the amount of $185.18 per month of the Extension Term, which credit shall be non-transferable and shall be non-cumulative (*i.e.*, Tenant shall not have the right to carry forward any such parking credit which is not used in any applicable month).

11. **Signage**. If Tenant delivers the Additional Deposit pursuant to Section 4 above, then Tenant shall be entitled, at Tenant's sole cost and expense, to one (1) panel (double-sided, facing east and west) in the highest available position on the Project's multi-tenant monument sign facing Burbank Boulevard at the time Tenant delivers the Additional Deposit, which panel shall display Tenant's name and logo, provided such panel strictly conforms to the Project's sign criteria and all applicable laws and is otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges that, notwithstanding that Tenant's monument sign panel may strictly conform with the Project's sign criteria, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining any approvals and permits from the City of Los Angeles or any other applicable governmental agency necessary to comply with laws applicable to such signage. In the event Tenant does not receive the necessary permits and approvals from the City of Los Angeles or any other applicable governmental agency for any of Tenant's signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Second Amendment shall not be affected. The rights to the foregoing sign panel shall be personal to the Named Tenant or an Affiliate thereof and may not be otherwise transferred. Should the sign panel require any commercially reasonable maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant for the cost of such work. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole cost and expense, cause the sign panel to be removed from the exterior of the monument sign and shall cause the monument sign to be restored to a condition reasonably similar to the condition existing prior to the placement of such sign panel, except for normal wear and tear. If Tenant fails to remove such sign panel and to restore the monument sign as provided in the immediately preceding sentence within thirty (30) days following the expiration or early termination of the Lease, then Landlord may perform such work, and all reasonable and actual costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice

therefor. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease.

12. **Condition of Existing Premises**. The Tenant Improvements shall be constructed by Landlord in accordance with the terms and conditions of the Work Letter. Without limitation as to Landlord's maintenance and repair obligations under the Lease, Tenant acknowledges that (a) it has been occupying and continues to occupy the Existing Premises, (b) it is familiar with the condition of the Existing Premises and the Reduced Premises, (c) it accepts the Existing Premises in its "as-is, where-is and with all faults" condition without improvement or allowance and, subject to the construction of the Tenant Improvements in accordance with the terms of the Work Letter, it accepts the Reduced Premises in its "as-is, where-is and with all faults" condition without improvement or allowance, and (d) Landlord has made no representation or warranty regarding the condition of the Existing Premises or the Reduced Premises or the suitability thereof for Tenant's business.

Notwithstanding anything to the contrary contained in the Lease, upon the Substantial Completion of the Tenant Improvements in the Reduced Premises, all plumbing, lighting and HVAC equipment and any other Building system serving the Reduced Premises shall be in good working condition; provided, that Tenant's sole remedy for any breach of the foregoing covenant shall be for Landlord to cure such breach within a reasonable time after notice delivered by Tenant to Landlord within sixty (60) days after the Substantial Completion of the Tenant Improvements in the Reduced Premises. If Tenant does not deliver to Landlord such notice within such sixty (60) day period, the cure to such breach shall be the obligation of Tenant at Tenant's sole cost and expense in accordance with the terms of the Lease; however, the foregoing shall not operate to limit Landlord's repair and maintenance obligations set forth in the Lease.

13. **Tenant's Estoppel**. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Second Amendment, (a) to the best of Tenant's knowledge (without the duty to investigate), Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against Rent; (d) Landlord is holding the Security Deposit in the amount of $21,930.00 (subject to increase in accordance with the terms of Section 4 above); and (e) Landlord has completed all improvements and paid all allowances required to be constructed or paid by Landlord in accordance with the terms of the Lease, subject to construction of the Tenant Improvements in accordance with the terms of the Work Letter. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

14. **Assignment and Subleasing**. Effective as of the date of this Second Amendment, Section 17.E of the Original Lease is deleted in its entirety and replaced with the following: "If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet (after deducting from such consideration Tenant's actual and reasonable costs incurred in connection with such assignment or sublet, including, advertising costs, legal fees, tenant

improvement costs and brokerage commissions), then Tenant shall pay to Landlord, as Additional Rent, 50% of any such excess immediately upon receipt."

15. **Confidentiality**. Landlord and Tenant hereby agree to keep the terms of the Lease and this Second Amendment and the negotiation of the Lease and this Second Amendment confidential, and neither party shall disseminate or disclose such information to third parties except each party's financial, legal and space planning advisors and consultants in connection with the negotiation and documentation of this Second Amendment; provided, however Tenant shall have the right to disclose such information to the extent required to conform with its disclosure obligations as a publicly traded company, including disclosures required by the Securities and Exchange Commission, and to Tenant's broker, provided Tenant uses commercially reasonable efforts to cause its broker to keep such information confidential.

16. **Entire Agreement**. This Second Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Second Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Second Amendment. Wherever possible, each term of this Second Amendment shall be interpreted in such a manner as to be valid under applicable laws, rules, regulations and court authority, but if, notwithstanding the foregoing, any term of this Second Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17. **Brokers**. Except with respect to CB Richard Ellis, Inc. and CRESA Partners, the brokers involved in this Second Amendment, Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder's fee or other compensation with respect to this Second Amendment, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys' fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, "Claims") in any way arising or resulting from or in connection with or related to any breach or inaccuracy of such representation and warranty. Landlord shall be responsible for the payment of any commission due to the Brokers in connection with this Second Amendment pursuant to a separate commission agreement between Landlord and CB Richard Ellis, Inc.

18. **OFAC Compliance**.

(a) As used herein, "Blocked Party" shall mean any party or nation that (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the "Order") or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules,

regulations, legislation, or orders are collectively called the "Orders") or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"); or (ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(b) As a material inducement for Landlord entering into this Second Amendment, Tenant warrants and represents that Tenant: (i) is not a Blocked Party; (ii) is not owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (iii) has not instigated, negotiated, facilitated, executed or otherwise engaged in this Second Amendment, directly or indirectly, on behalf of any Blocked Party. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Term.

(c) Tenant shall not: (i) transfer or permit the transfer of any interest in Tenant to any Blocked Party; or (ii) make a transfer to any Blocked Party or party who is engaged in illegal activities.

(d) If at any time during the Term (i) Tenant becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (ii) any of the representations or warranties set forth in this Section become untrue; or (iii) Tenant breaches any of the covenants set forth in this Section, the same shall constitute a default. In addition to any other remedies to which Landlord may be entitled on account of such default, Landlord may immediately terminate the Lease and refuse to pay any disbursements due to Tenant under the Lease.

19. **ERISA**. Tenant has been informed that one or more pension plans have an interest in the Project. Tenant hereby represents and warrants that it is not a party in interest to any plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

20. **Ratification**. Landlord is the successor in interest to Original Landlord under the Lease. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

21. **Headings**. The headings to sections of this Second Amendment are for convenient reference only and shall not be used in interpreting this Second Amendment.

22. **Counterparts**. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Second Amendment as of the date first above written.

LANDLORD:

WOODLAND BURBANK CORPORATION,
a Delaware corporation

By: ______________________
Name: Paul Vacheron
Title: Managing Director, Asset Management
Date: 9/17/10

TENANT:

TALON INTERNATIONAL, INC.,
a Delaware corporation

By: ______________________
Name: Lonnie D. Schnell
Title: CEO

Date: 8-31-10